                                                                     EXHIBIT 5.1

                                 April 23, 1998

Source Media, Inc.
5400 LBJ Freeway, Suite 680
Dallas, Texas  75240

         Re:     Registration Statement on Form S-3

Ladies and Gentlemen:

         We have examined the Registration Statement on From S-3 to be filed by you with the Securities and Exchange Commission on or about the date hereof (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of up to 2,773,500 shares of your Common Stock (the "Shares"). All of the Shares are issued and outstanding and may be offered for sale for the benefit of the selling shareholders named in the Registration Statement. We understand that the Shares are to be sold from time to time in the over-the-counter-market at prevailing prices or as otherwise described in the Registration Statement. As your legal counsel, we have also examined the proceedings taken by you in connection with the issuance of the Shares.

         It is our opinion that the Shares when issued upon the valid exercise of the Warrants against valid payment therefor shall be validly issued, fully paid and non-assessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name under the caption "Validity of the Shares" appearing in the Prospectus constituting a part of the Registration Statement, and any amendments thereto.


                                  Very truly yours,

                                  THOMPSON & KNIGHT
                                  A Professional Corporation



                                  By:   /s/ Michael L. Bengtson
                                        ----------------------------------
                                        Michael L. Bengtson, Shareholder